UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2015

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12935	20-0467835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5320 Legacy Drive
Plano, Texas
(Address of principal executive offices)

75024
(Zip code)

(972) 673-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Denbury Resources Inc. (the “Company”) reported today a reduction by two members in the size of its Board of Directors (the “Board”) by the time of its upcoming annual meeting on May 19, 2015 (the “Annual Meeting”). Following such reduction, the Board will be comprised of a total of eight directors, seven of whom will be independent.

The Company has been advised by Mr. Ronald G. Greene that after serving as a Company director for 20 years, he intends to retire from the Board at the end of his term, and will not be standing for re-election at the Annual Meeting. Also, Mr. Michael L. Beatty, who has been a director since 2007, has submitted his resignation from the Board on, and effective as of, March 20, 2015.

Mr. Greene is currently a member of the Board’s Compensation Committee, as well as the Reserves and Health, Safety and Environmental Committee, having previously served as the Chairman of the Board for 13 years, commencing in 1995. Prior to his resignation, Mr. Beatty was a member of the Board’s Nominating/Corporate Governance Committee, serving as chairman of such committee, as well as a member of the Board’s Audit Committee.

In support of the Company’s cost reduction efforts, the Board does not currently plan or propose to replace these two directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: March 26, 2015	By:	/s/ Jim Matthews
Jim Matthews
Senior Vice President, General Counsel and Secretary